Exhibit 99.1

TEKNI-PLEX’S CASH AVAILABILITY INCREASES UP TO $35 MILLION
UNDER AMENDMENT TO REVOLVING CREDIT FACILITY

-- Forbearance Agreement Extended As Restructuring Discussions
Will Soon Get Underway --

SOMERVILLE, NJ, February 15, 2008 – Tekni-Plex, Inc. announced today that it has entered into an amendment to its revolving credit facility that provides for up to $110 million of availability (up from $75 million), subject to certain limitations on borrowing. With this additional financing to bolster its operating requirements, the Company has made the approximately $8.2 million interest payment due today under its 10 7/8% Senior Secured Notes due 2012.

Tekni-Plex also announced today that it has entered into an extension, through March 17, 2008, of its Forbearance Agreement, dated as of January 16, 2008, with entities that have represented that they hold more than 91% of the Company’s 12.75% Senior Subordinated Notes Due 2010 (the "Subordinated Notes") and more than 67% of its 8.75% Senior Secured Notes due 2013.

Tekni-Plex expects that, in the coming days, negotiations will commence with respect to a possible restructuring of the Subordinated Notes. There can be no assurance that the Company will be able to reach an agreement on the terms of such a restructuring.

Dr. F. Patrick Smith, Chairman, Chief Executive Officer and President of Tekni-Plex, said: “The additional liquidity provided by the amendment to our revolving credit facility is an important indication of confidence in our business by our lenders. With up to $35 million in additional funding available to us, the Company will be in a better position to meet its obligations to vendors on a timely basis. This funding will also help ensure that we continue to provide our customers around the world with a wide range of high quality products and services. We are very pleased with the progress we are making and look forward to having productive discussions with our noteholders as we seek to develop a more appropriate capital structure for the Company.”

The amended revolving credit facility has a two-year term, but is subject to early termination unless there is a restructuring of the Subordinated Notes on or prior to May 13, 2008 acceptable to the lenders under the credit facility. The facility has a borrowing limitation of $95 million prior to a restructuring of the Subordinated Notes acceptable to the lenders.

Tekni-Plex has also entered into a supplemental indenture to the indenture governing the Subordinated Notes to permit the upsizing of the Company's credit facility and to permit any change of control that could occur upon a possible future restructuring of the Subordinated Notes. In addition, a waiver under the indenture governing the Company's 8.75% Senior Secured Notes due 2013 also permitting such change of control has been delivered by the requisite holders under such indenture.

About Tekni-Plex, Inc.

Tekni-Plex is a global, diversified manufacturer of packaging, packaging products and materials, as well as tubing products. The Company primarily serves the food, healthcare and consumer markets. It has built leadership positions in its core markets, and focuses on vertically integrated production of highly specialized products.  Tekni-Plex has operations in the United States, Europe, China, Argentina and Canada.

The Company’s operations are aligned under two business segments: Packaging and Tubing Products. Representative product lines in the Packaging segment include foam egg cartons; pharmaceutical blister films; poultry and meat processor trays; closure liners; aerosol and pump packaging components; and foam plates. Representative product lines in the Tubing Products segment include garden and irrigation hose; medical tubing; and aeration hose. The Company also manufactures other products that do not fit in either of these segments, including recycled PET, vinyl compounds and specialty resins.

This press release includes statements that may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from these expectations due to the Company's ongoing discussions with its lenders and investors, the outcome of which cannot be accurately predicted.  Other factors that would cause or contribute to such differences include, but are not limited to: price volatility and availability of raw materials and the Company’s ability to correspondingly increase its prices, competitive factors, risks related to foreign investments and operations, seasonality, changes in environmental and safety laws and regulations and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Tekni-Plex undertakes no obligation to update these statements for revisions or changes after the date of this release.

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Contact:

Media Inquiries Only:

Kekst and Company
Michael Freitag
(212) 521-4800